	A	C	Institutional	P

72. DD) Total income distributions
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP® Dividend Fund	82	32	77	20
RBP® Large-Cap Defensive Fund	12	n/a	71	3
RBP® Large-Cap Market Fund	n/a	n/a	n/a	n/a
RBP® Large-Cap Value Fund	2	2	44	6
72. EE) Total capital gains distributions
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP® Dividend Fund	668	735	516	257
RBP® Large-Cap Defensive Fund	413	644	1,165	89
RBP® Large-Cap Market Fund	419	966	607	14
RBP® Large-Cap Value Fund	7	43	240	43
73. A) Total income distribution per share
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP® Dividend Fund	0.1860	0.0619	0.2260	0.1302
RBP® Large-Cap Defensive Fund	0.0374	n/a	0.0804	0.0467
RBP® Large-Cap Market Fund	n/a	n/a	n/a	n/a
RBP® Large-Cap Value Fund	0.2043	0.0543	0.1708	0.1327
73. B) Total capital gains distribution per share
Directional Allocation Fund	n/a	n/a	n/a	n/a
RBP® Dividend Fund	1.5345	1.5345	1.5345	1.5345
RBP® Large-Cap Defensive Fund	1.3211	1.3211	1.3211	1.3211
RBP® Large-Cap Market Fund	1.1718	1.1718	1.1718	1.1718
RBP® Large-Cap Value Fund	0.9355	0.9355	0.9355	0.9355
74.U) Shares outstanding
Directional Allocation Fund	7,716	14,436	16,622	1,981
RBP® Dividend Fund	457	527	353	143
RBP® Large-Cap Defensive Fund	368	531	758	37
RBP® Large-Cap Market Fund	366	888	457	15
RBP® Large-Cap Value Fund	8	47	258	50
74. V) Net asset value per share
Directional Allocation Fund	$17.22	$16.57	$17.56	$17.30
RBP® Dividend Fund	$11.90	$11.89	$11.64	$12.02
RBP® Large-Cap Defensive Fund	$11.14	$10.87	$11.52	$11.43
RBP® Large-Cap Market Fund	$11.19	$10.72	$11.80	$11.49
RBP® Large-Cap Value Fund	$10.57	$10.54	$10.73	$10.65